Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 23, 2016

Quarterly Distribution Report No. 207

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 16, 2016.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the third quarter of 2016 (the “Q3 Distribution Period”).

The Trust received $204,729 ($.7372 per Trust Unit) for the Q3 Distribution Period (the “Q3 Payment”), as compared to $215,313 ($.7753 per Trust Unit) for the payment attributable to the third quarter of 2015.

After receiving the Q3 Payment, the Trust paid $33,053 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $171,676 ($.6182 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on September 16, 2016.

During the twelve month period ended September 30, 2016, the Trust’s aggregate distributions will amount to $591,150 ($2.1289 per Trust Unit), as compared to $735,770 ($2.6494 per Trust Unit) during the twelve month period ended September 30, 2015.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2016 and September 30, 2015 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2016		Per Unit*
Gross royalty income collected by EMI for the period	$644,231

Less: Related royalty expense	66,488
Amount deducted by EMI	157,072
Adjustment for copyright renewals, etc.	15,942

	439,502

Balance as reported by EMI	$204,729

Payments received by Trust	$204,729		$.7372
	—
	—
Refund of over deduction of gross royalty income for prior quarters by EMI	—

Total	204,729		.7372
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	33,053		.1190
	—

Balance available for distribution	$171,676		$.6182

Distribution per Unit*		$.6182

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2015		Per Unit*	Twelve Months Ended September 30, 2016		Per Unit	Twelve Months Ended September 30, 2015		Per Unit
$719,477			$3,140,675			$3,654,169

311,091			1,347,680			1,715,297
179,869			919,891			1,144,907
13,204			66,362			13,204

504,164			2,333,933			2,873,408

$215,313			$806,742			$780,761

$215,313		$.7753	$806,742		$2.9050	$780,761		$2.8114
—						—
—						—
203,706		.7335				203,706		.7335

419,019		1.5088				984,467		3.5449
49,490		.1782	215,592		.7763	248,697		.8955
						—

$369,529		$1.3306	$591,150		$2.1287	$735,770		$2.6494

	$1.3306			$2.1287			$2.6494

*	Based on the 277,712 Trust Units outstanding.